EXHIBIT 10.10


                    RESIGNATION AND GENERAL RELEASE AGREEMENT


     THIS RESIGNATION AND GENERAL RELEASE AGREEMENT (this "Agreement"), made February 12, 2002, by and between Philip L. Carter, an individual ("Executive"), and Apria Healthcare Group Inc., a Delaware corporation ("Apria"), is a resignation agreement which includes a general release of claims. In consideration of the covenants undertaken and the releases contained in this Agreement, Executive and Apria agree as follows:

     1. Executive shall voluntarily resign from his position as an officer of Apria and all of its affiliates and subsidiaries, including his position as the Chief Executive Officer and as a Director of Apria, as well as from his employment with Apria and its affiliates and subsidiaries in any other capacity, by executing Exhibit A attached hereto, such resignation to be effective immediately.

     2. Apria shall pay or provide to Executive the following consideration:

          (a) $2,606,354.00, representing an amount equal to the Contract Balance, as such term is defined in Section IV-D-3(c) of the Employment Agreement dated as of December 7, 2000, between Apria and Executive (the "Employment Agreement"), subject to standard withholding for federal and state taxes and paid in one lump sum within eight days of Executive's execution of this Agreement;

          (b) $1,303,177.00, representing an amount equal to the total payments described in Section 3(b) of the Nondisclosure and Noncompetition Agreement dated as of December 7, 2000, between Apria and Executive (the "Nondisclosure Agreement"), subject to standard withholding for federal and state taxes and payable in fifty-two (52) equal weekly installments in accordance with Section 3(c) of the Nondisclosure Agreement;

          (c) For a period of one year from the date hereof, Apria will provide Executive with an appropriate office and associated services (such as secretarial, photocopying, telephone and delivery) at a mutually acceptable location, provided, however, that Apria shall not be required to spend more than $50,000 to provide this benefit to Executive;

          (d) Within 45 days of the date hereof, Executive shall submit appropriate documentation of any unreimbursed business expenses incurred by Executive prior to the date hereof in accordance with the Employment Agreement. Apria shall reimburse such expenses within 20 days after submission of such documentation;

          (e) All of Executive's vested rights under retirement, 401(k), SERP or similar benefit plans of any of Apria Releasee (as defined in Section 4 of this Agreement), in the amounts and at the times provided for in such plans;

          (f) To the extent not theretofore paid or provided, Apria shall timely pay or provide Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of Apria and its affiliated companies (such other amounts and benefits being hereinafter referred to as "Other Benefits") in accordance with the terms of such plan, program, policy, practice, contract or agreement; such Other Benefits to include, without limitation or duplication, the Accrued Obligations as defined in Section IV-D-1 of the Employment Agreement and all benefits under Executive's outstanding stock option agreements which shall continue in full force and effect in accordance with their terms; and

          (g) An additional amount equal to the sum of $60,833.33 (constituting one month's base compensation) plus $500.00 (for a total of $61,333.33).

     No amount under this Section 2 shall be required to be paid by Apria before the 8th day after Execution of this Agreement by Executive.

     3. Executive agrees that, following the termination of his employment with Apria, he will, at no cost to him, cooperate with any reasonable request Apria may make f or information and assistance with respect to any matter involving Executive during his period of employment.

     4. Except for those obligations created by or arising out of this Agreement for which receipt or satisfaction has not been acknowledged herein, and with the exception of (a) rights to indemnity that Executive in his capacity as an officer or director or consultant to Apria or its predecessors or any subsidiaries or affiliates, past and present, of Apria or its predecessors (collectively, including Apria, the "Apria Releasees") under provision of Delaware law, the Certificate of Incorporation or Bylaws of any Apria Releasee, or any indemnification agreement for the benefit of or between Executive and any Apria Releasee and (b) any rights Executive may have under stock option plans or agreements, retirement, 401(k), SERP or similar benefit plans of any Apria Releasee, Executive on behalf of himself and his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Apria Releasees, and each of them, with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or has at any time heretofore owned or held or may in the future hold as against any Apria Releasee, arising out of or in any way connected to his consulting with, employment by and/or director relationship with any Apria Releasee, or his voluntary resignation as a director or employee or any other transactions, occurrences, actions, claims or omissions or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Apria Releasees, or any of them, committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any claim for notice pay, severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers' compensation or disability.

     5. Except for those obligations created by or arising out of this Agreement, Apria, on behalf of itself and all Apria Releasees, hereby covenants not to sue and fully releases and discharges Executive with respect to and from any and all claims, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which any Apria Releasee now owns or holds or has at any time heretofore owned or held or may in the future hold as against Executive, arising out of or in any way connected to Executive's consulting with, employment by and/or director relationship with his voluntary resignation as an employee or director from any Apria Releasee or any other transactions, occurrences, actions, claims or omissions or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Executive committed or omitted prior to the date of this Agreement.

     6. It is the intention of Executive and Apria in executing this Agreement that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Executive and Apria hereby expressly waive any and all rights and benefits conferred upon them, and each of them, by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE, and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

     Executive and Apria both acknowledge that they or either of them may hereafter discover claims or facts in addition to or different from those which each now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Executive and Apria and each of them hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Executive and Apria and each of them acknowledge that they understand the significance and consequence of such release and such specific waiver of SECTION 1542.

     7. Executive expressly acknowledges and agrees that, by entering into this Agreement, waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:

          (a) In return for this Agreement, he will receive compensation beyond that which he was already entitled to receive before entering into this Agreement;

          (b) He was orally advised and are hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

          (c) He was given a copy of this Agreement on February 12, 2002, and informed that he had twenty-one days within which to consider this Agreement; and

          (d) He was informed that he has seven days following the date of execution of this Agreement in which to revoke this Agreement.

     8. Executive and the Apria Releasees shall keep confidential, and Apria shall use its reasonable best efforts to cause the officers and directors of the Apria Releasees to keep confidential, the fact or existence of this Agreement, the terms and conditions of this Agreement, all communications made during the negotiation of this Agreement, all facts and claims upon which this Agreement is based (collectively referred to as the "Confidential Information"), and shall not directly or indirectly, whether orally, in writing, by signal, gesture or any other means, disclose such Confidential Information to any person or entity (including, but not limited to, any current or former employee, agent, partner or contractor of Apria or its affiliates, past or present) or in any way respond to, participate in or contribute to, whether orally, in writing, by signal, gesture or any other means, any inquiry, discussion, notice or publicity concerning any aspect of the Confidential Information. The only exceptions to the obligations imposed by this paragraph are that Executive may disclose Confidential Information as required by law, or to (i) his medical, or health care providers, but only such portion as essential for the provision of health care services; (ii) pastoral counselors or psychotherapists, but only such portion as essential for the provision of such counseling or therapy services;
(iii) professional accountants and tax advisers, but only such portion as essential for the provision of such professional accounting or tax services; and
(iv) attorneys, but only such portion as essential for the provision of such professional legal services; provided, however, that Executive shall be permitted to make the disclosures permitted by the preceding clauses only if before such disclosure is made, the person or entity that will be receiving the disclosure is informed of and agrees to be bound by this confidentiality provision. Apria may disclose Confidential Information as necessary to effectuate the terms of this Agreement or as required by law. The parties agree to the Press Release attached hereto as Exhibit B, and agree that such Press Release may be issued on or after February 13, 2002. Nothing in this section shall be construed to preclude Executive or Apria from complying with a lawful court order or process requiring disclosure, written, oral or otherwise, of any Confidential Information, provided that the party served gives immediate written notice to the other by hand delivery at its or his business address, of such court order or process and cooperates fully with and supports through all reasonable means all efforts by the other to oppose any such disclosure of Confidential Information. Executive and Apria agree that disclosure by either of them of Confidential Information shall, at the option of the nondisclosing party, constitute and shall be treated as a material breach of this Agreement. In any arbitration alleging a breach of this section, the arbitrator shall have the authority to award compensatory and/or punitive damages. Executive agrees that he will not disparage in any manner any of the Apria Releasees and Apria, on behalf of itself and all of the Apria Releasees, agrees that it will not, and Apria shall use its reasonable best efforts to cause the officers and directors of the Apria Releasees to not, disparage Executive in any manner.

     9. Executive and Apria each warrant and represent that neither has heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and each shall defend, indemnify and hold harmless the other from and against any claim (including the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

     10. (a) All amounts payable under this Agreement or any other compensation payable to, on behalf or for the benefit of Executive shall be subject to any tax withholding required by law. Any such amounts required to be withheld from any non-cash payment or from any payment made directly to a third party may be withheld from cash otherwise payable to Executive hereunder. Executive shall pay all taxes required by law to be paid by him as a result of the payments and benefits provided hereunder.

          (b) The provisions of Exhibit C are incorporated herein by this reference.

     11. This Agreement constitutes and contains the entire agreement and understanding concerning Executive's employment and directorship, voluntary resignation from the same and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof, including without limiting the generality of the foregoing, the Employment Agreement and all prior employment agreements between Executive and Apria. This is an integrated document. Notwithstanding the foregoing, the Nondisclosure Agreement remains in full force and effect, and it is understood that the payments described in Section 2 hereof include all compensation to which Executive is entitled under the Nondisclosure Agreement and no further payments shall be made under the Nondisclosure Agreement.

     12. Executive may revoke this Agreement in its entirety during the seven days following execution of this Agreement by Executive. Any revocation of this Agreement must be in writing and hand delivered to the General Counsel of Apria during the revocation period.

     13. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

     14. This Agreement has been executed and delivered within the State of California, and the rights and obligation of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

     15. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

     16. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

     17. Any dispute or controversy between Executive on the one hand, and Apria (or any other Apria Releasee), on the other hand, in any way arising out of, related to, or connected with this Agreement or the subject matter hereof, or otherwise in any way arising out of, related to, or connected with Executive' s employment with Apria or any Apria Releasee or the termination of Executive's employment with Apria or any Apria Releasee, shall be resolved through final and binding arbitration in Orange County, California, pursuant to California Civil Procedure Code ss.ss. 1282-1284.2, with the exception of Sections 1283 and 1283.05. In the event of such arbitration, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred by such party in connection therewith, including attorneys' fees. The nonprevailing party shall also be solely responsible for all costs of the arbitration, including, but not limited to, the arbitrator's fees, court reporter fees, and any and all other administrative costs of the arbitration, and promptly shall reimburse the prevailing party for any portion of such costs previously paid by the prevailing party. Any dispute as to the reasonableness of costs and expenses shall be determined by the arbitrator. Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the parties and their counsel, and each of their agents, and employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any third party or person not directly involved in the arbitration the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law. Any court proceedings relating to the arbitration hereunder, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.

     18. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

     19. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

     I have read the foregoing Agreement and accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

     I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

     IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement this February 12, 2002, at Orange County, California.

                             Executive


                             ----------------------------------------
                             Philip L.Carter




                             APRIA HEALTHCARE GROUP INC.


                             By
                                -------------------------------------
                                Lawrence M. Higby
                                Chief Executive Officer

                                   ENDORSEMENT

     I, Philip L. Carter, hereby acknowledge that I was given twenty-one days to consider the foregoing Agreement and voluntarily chose to sign this Agreement prior to the expiration of the twenty-one day period.

     I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

     EXECUTED this 12th day of February, 2002, at Orange County, California.


                                ---------------------------------------
                                Philip L. Carter

                                    EXHIBIT A

                                   RESIGNATION


                                PHILIP L. CARTER
                                  108 PANORAMA
                         COTO DE CAZA, CALIFORNIA 92679

                                February 12, 2002





Apria Healthcare Group Inc.
26220 Enterprise Court
Lake Forest, California 92630


Gentlemen:

     This is to advise you that, effective today, I hereby voluntarily resign my position as the Chief Executive Officer and as a Director of Apria Healthcare Group Inc. (the "Company"), and my employment in any other capacity with the Company and its subsidiaries and affiliates.

                                Sincerely yours,


                                ---------------------------------------
                                Philip L. Carter

                                    EXHIBIT B

                                  PRESS RELEASE

                                    EXHIBIT C

                                   EXCISE TAX

     A. In the event that any amount or benefit that may be paid or otherwise provided to or in respect of Executive by or on behalf of Apria or any affiliate, whether pursuant to this Agreement or otherwise (collectively, "Covered Payments"), is or may become subject to the tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision or any comparable provision of state, local or foreign law) ("Excise Tax"), Apria will pay to Executive a "Reimbursement Amount" equal to the total of: (A) any Excise Tax on the Covered Payments, plus (B) any Federal, state, and local income taxes, employment and excise taxes (including the Excise
Tax) on the Reimbursement Amount, plus (C) the product of any deductions disallowed for Federal, state or local income tax purposes because of the inclusion of the Reimbursement Amount in Executive's income multiplied by the Executive's combined Federal, state, and local income tax rate for the calendar year in which the Reimbursement Amount is includible in Executive's taxable income, plus (D) any interest, penalties or additions to tax imposed under applicable law in connection with the Excise Tax or the Reimbursement Amount, plus (E) any reasonable out-of-pocket costs incurred by Executive in connection with any of the foregoing. For purposes of this Exhibit C, Executive will be deemed to pay (1) Federal income taxes at the highest applicable marginal rate of Federal income taxation applicable to individuals for the calendar year in which the Reimbursement Amount is includible in executive's taxable income and
(2) any applicable state and local income taxes at the highest applicable marginal rate of taxation applicable to individuals for the calendar year in which such Reimbursement Amount is includible in Executive's taxable income, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive's adjusted gross income). Except to the extent provided in Section C below, this provision is intended to put Executive in the same position as Executive would have been had no Excise Tax been imposed upon or incurred as a result of any Payment.

     B. [Intentionally left blank]

     C. Notwithstanding the foregoing provisions of this Section A, if Apria determines that, absent this sentence, Executive is entitled to a Reimbursement Amount, but that the portion of the Covered Payments that would be treated as "parachute payments" under Code Section 280G ("Covered Parachute Payments") does not exceed 103% of the greatest amount of Covered Parachute Payments that could be paid to Executive such that the receipt of such Covered Parachute Payments would not give rise to any Excise Tax (the "Safe Harbor Amount"), then no Reimbursement Amount shall be paid to Executive (unless for any reason Executive is determined to be subject to the Excise Tax after application of the balance of this sentence, in which case the full Reimbursement Amount shall be paid), and the Covered Parachute Payments payable under this Agreement shall be reduced so that the Covered Parachute Payments, in the aggregate, are reduced to the Safe Harbor Amount. For purposes of reducing the Covered Parachute Payments to the Safe Harbor Amount, only amounts payable under this Agreement shall be reduced. If the reduction of the amounts payable under this Agreement would not result in a reduction of the Covered Parachute Payments to the Safe Harbor Amount, no amounts payable under this Agreement or otherwise shall be reduced pursuant to this Section C. Apria shall notify Executive of any intent to reduce the amount of any Covered Payments in accordance with this Section C (which notice, if practicable, shall be given prior to the occurrence of an event that would give rise to a Covered Parachute Payment), and Executive shall have the right to designate which of the Covered Payments shall be reduced and to what extent, provided that Executive may not so elect to the extent that, in the determination of counsel to Apria, such election would cause Executive to be subject to the Excise Tax.

     D. The determination of whether an event described in Code Section 280G(b)(2)(A)(i) has occurred, the amount of any Reimbursement Amount and/or the amounts described in Section C above shall be made initially by an accounting firm mutually acceptable to Apria and Executive; provided, however, that nothing herein shall limit Executive's right to payment of the Reimbursement Amount in the event it is determined that any of such initial determinations was incorrect.

     E. Executive shall promptly notify Apria in writing of any claim by any taxing authority that, if successful, would require the payment by Apria of a Reimbursement Amount; provided, however, that failure by Executive to give such notice promptly shall not result in a waiver or forfeiture of any of Executive's rights under this Exhibit C except to the extent of actual damages suffered by Apria as a result of such failure. If Apria notifies Executive in writing within 15 days after receiving such notice that it desires to contest such claim (and demonstrates to the reasonable satisfaction of Executive its ability to pay any resulting Reimbursement Amount), Executive shall:

     1. give Apria any information reasonably requested by Apria relating to such claim;

     2. take such action in connection with contesting such claim as Apria shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by Apria that is reasonably acceptable to Executive;

     3. cooperate with Apria in good faith in order effectively to contest such claim; and

     4. permit Apria to participate in any proceedings relating to such claim;

provided, however, that Apria's actions do not unreasonably interfere with or prejudice Executive's disputes with the taxing authority as to other issues; and provided, further, that Apria shall bear and pay on an after-tax and as-incurred basis, all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax and as-incurred basis, for all resulting taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax.